Exhibit 17

From
Arunkumar Rajapandy
328 Second Main Road
Baba Nagar,
Villivakkam, Chennai 600049
India

To
The Board of Directors
Digital Yearbook Inc
3938 E Grant Road, #453
Tucson, Arizona 85712

Sub	:	Resignation Letter
Ref	:	Arunkumar Rajapandy

Dear board members,

I, Arunkumar Rajapandy, hereby resign from Digital Yearbook Inc as CEO / President / CFO with immediate effective from March 14th 2011

I hereby revoke any consent to act as a director of Digital Yearbook Inc.

Please send me an acknowledgement copy on receipt of this resignation letter

Regards

Arunkumar Rajapandy
March/14/2011